EXHIBIT 10.3

Execution Version

FOURTH AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Fourth Amended and Restated EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on the 4th day of May, 2016 (the “Effective Date”), by and among Triangle Petroleum Corporation, a Delaware corporation (the “Company”), and Jonathan Samuels (“Employee”).

W I T N E S S E T H :

WHEREAS, Employee is currently employed as the Chief Executive Officer of the Company; and

WHEREAS, the Company and Employee entered into a Third Amended and Restated Employment Agreement dated as of July 4, 2013 (as subsequently amended the “Third Amended Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend and restate the Third Amended Employment Agreement to effective as of the date hereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree to further amend and restate the Employment Agreement as follows:

Section 1.     Definitions

(a)     “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) any allowance payable to Employee by the Company, in accordance with written Company policy.

(b)     “Agreement” shall have the meaning set forth in the preamble hereto.

(c)     “Automobile Allowance” shall have the meaning set forth in Section 4(f) below.

(d)     “Base Salary” shall mean the salary provided for in Section 4 below or any increased salary granted to Employee pursuant to Section 4 below.

(e)     “Board” shall mean the Board of Directors of the Company.

(f)     “Bonus Prepayment” shall have the meaning set forth in Section 4(b)(ii) below.

(g)     “Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is or could reasonably be expected to be materially injurious to the Company or any other member of the Company Group,

(ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities other than due to physical or mental impairment, (iii) willful misappropriation by Employee of any material assets of the Company or any other member of the Company Group, (iv) embezzlement or fraud against the Company or any member of the Company Group committed by Employee, or at his direction, (v) Employee’s conviction of, or pleading “guilty” or “ no contest” to a felony under United States state or federal law.

(h)     “Change of Control” shall mean the first to occur of any of the following:

(i)     any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)     individuals who at the Effective Date constitute the Board (and any new director whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Effective Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board;

(iii)     (A) the sale or disposition of all or substantially all the Company’s assets, or (B) a merger, consolidation, or reorganization (of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization in substantially the same proportions as immediately prior to such merger, consolidation or reorganization or the members of the Board immediately prior to the execution of the definitive agreement providing for such merger, consolidation or reorganization no longer constitute a majority of the Board; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(i)     “Change of Control Severance Term” shall mean the thirty (30) month period following Employee’s termination pursuant to Section 8(h) below.

(j)     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)     “Common Share Awards” shall mean the Stock Option and any restricted stock units denominated in equity securities of the Company.

(l)     “Company” shall have the meaning set forth in the preamble hereto.

(m)     “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(n)     “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(o)     “Covered Compensation” shall mean compensation paid or payable to Employee pursuant to this Agreement as Base Salary and STI Award and Automobile Allowance.

(p)     “Disability” shall mean any physical or mental disability or infirmity of Employee that has prevented the performance of Employee’s duties for a period of (i) one hundred and eighty (180) consecutive days or (ii) two hundred seventy (270) non-consecutive days during any twelve (12) month period.  Any question as to the existence of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by Employee and approved by the Company (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(q)     “Employee” shall have the meaning set forth in the preamble hereto.

(r)     “Good Reason” shall mean, without Employee’s express written consent, (i) a diminution in Employee’s title, duties, authorities, reporting line or responsibilities or Employee’s removal from the Board or failure to be renominated to the Board, (ii) a reduction in the Covered Compensation, (iii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company hereunder, (iv) the relocation of Employee’s principal place of employment to a country other than the United States (or a continued violation of the last sentence of Section 3(b)), (v) a material breach of this Agreement (including any breach of Section 5(d) hereof) or any other material equity or compensation agreement between Employee and the Company or other members of the Company Group, or (vi) failure of the Company to obtain a written agreement from any successor or assign of the Company to assume the obligations of the Company under this Agreement upon a Change of Control.

(s)     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(t)     “Release Expiration Date” shall mean the date that is five (5) days following the date upon which the Company timely delivers Employee the release contemplated in Section 8(i) below, or as otherwise required under the Age Discrimination in Employment Act of 1967, as applicable.

(u)     “Reorganization” shall mean (i) the consummation of any agreement for the restructuring or recapitalization of the Company Group’s balance sheet, that is achieved, without limitation, through (a) a solicitation of waivers and consents from some or all existing debtholders that results in a material modification of covenants in existing indebtedness, (b) settlement or forgiveness of a material portion of existing indebtedness, (c) conversion of a material portion of existing indebtedness into equity, (d) an exchange offer including the issuance of new securities in exchange for a material portion of existing indebtedness, or (e) other similar transaction or series of transactions and (ii) the consummation of a sale of all or substantially all of the assets of the Company Group, on a consolidated basis, or a majority of the outstanding stock of the Company in one or more transactions.    For purposes of this definition, a material portion of existing indebtedness must include a majority of the company group's currently consolidated and outstanding unsecured funded indebtedness.

(v)     “Repayment Lapse Date” shall mean the earlier of (i) the one year anniversary of the Effective Date or (ii) the date of a Reorganization.

(w)     “RockPile/Caliber Program” shall have the meaning set forth in Section 4(d)(ii) below.

(x)     “Severance Term” shall mean the twenty-one (21) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason.

(y)     “STI Award” shall have the meaning set forth in Section 4(c) below.

(z)     “Tax Gross-Up” shall have the meaning set forth in Section 8(d)(vi) below.

(aa)     “Taxable Cost” shall have the meaning set forth in Section 8(d)(vi) below.

(bb)     “Term of Employment” shall mean the period specified in Section 2 below.

Section 2.     Acceptance and Term of Employment

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein during  the period commencing on the date first set forth above and, unless terminated sooner as provided in Section 8 hereof, continuing for a period of one (1) year (such period of employment, the “Term of Employment”).

Section 3.     Position, Duties, and Responsibilities; Place of Performance

(a)     During the Term of Employment, Employee shall be employed and serve as the Chief Executive Officer (the “CEO”) of the Company and shall have such duties and responsibilities as are commensurate with such title.  Employee shall report to the Board and shall carry out and perform all orders, directions and policies given to him by the Board consistent with his position and title. During the Term of Employment, Employee shall also continue to serve on the Board and shall be renominated for the Board at the expiration of his then current term(s).

(b)     Employee shall devote his reasonable best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that (x) interferes with Employee’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and receiving compensation for other business activities, including asset management and investment activities, which do not constitute prohibited activities as set out in clause (x), and (iii) from managing his personal investments and affairs; provided,  however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.  Employee shall render services in satisfaction of his duties and responsibilities hereunder at such location or locations as he deems appropriate in his sole discretion and shall not be required hereunder to report to any offices of the Company or travel on Company business.

(c)     Notwithstanding the foregoing provisions of this Section 3, if during the Term and prior to the Repayment Lapse Date one or more members of the Company Group other than the Company shall cease to be a member of the Company Group, Employee may during the Term at the request of such former Company Group member devote such proportion of his business time to the management of such former Company Group member (and shall to that extent be relieved of his obligation to provide services hereunder) as does not exceed the ratio that the value of the assets (without regard to liabilities) of such former Company Group member at the time it becomes a former Company Group member bears to the aggregate value at such time of the assets (without regard to liabilities) of all companies that are members of the Company Group as of the Effective Date as reasonably determined by Employee, provided that the Company may request such former Company Group member to reimburse the Company for a proportional amount of the Compensation payable to Employee by Company pursuant to Section 4 hereof in respect of the period during which Employee is providing services to such former Company Group member.  For avoidance of doubt, such service shall not violate any covenants hereunder applicable to Employee.

Section 4.     Compensation

During the Term of Employment, Employee shall be entitled to the following compensation:

(a)     Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of USD $850,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b)     Retention Bonus and STI Prepayment.  In connection with his entry into this Agreement, the Company shall pay to Employee in a lump sum on or as soon as practicable and in any event within three days following the Effective Date the following:

(i)     a cash retention bonus in the amount of $1,500,000, and

(ii)     a guaranteed short-term bonus prepayment of $1,000,000 (together with the payment described in the foregoing clause (i), the “Bonus Prepayment”).

If Employee’s employment hereunder shall terminate before the Repayment Lapse Date for any reason other than a termination by reason of death or Disability, by the Company without Cause or by the Executive with Good Reason, Employee shall repay to the Company, not more than five (5) days following such termination, an amount equal to the amount of the Bonus Prepayment multiplied by a fraction, the numerator of which is 365 minus the number of days in the Term of Employment from the Effective Date through the date of Employee’s termination of employment and the denominator of which is 365.  For purposes of this paragraph, Employee shall only be treated as terminated for Cause if he is terminated under clauses (iv) or (v) of the definition of “Cause” and, in the case of clause (v), such action is in connection with the business of the Company or the Company Group and results in material economic damage to the Company or the Company Group.

(c)     Short-Term Incentive Awards.  In his capacity as CEO of the Company, Employee shall be eligible for a short-term incentive award in respect of the Term of Employment in an amount equal to 200% of Base Salary (the “STI Award”) in accordance with this Section 4(c).  Payment of the STI Award shall be tied directly to performance measures established by the Compensation Committee and, subject to the provisions of Section 8 hereof, shall be conditioned on Employee’s continuous employment through the one year anniversary of the Effective Date and shall be paid as soon as practicable following such anniversary but in no event later than 2½ months thereafter. Employee’s STI Award payment shall be reduced by the Bonus Prepayment paid pursuant to Section 4(b)(ii).

(d)     Certain Legacy Arrangements.

(i)     The stock option (the “Stock Option”) memorialized by Exhibit A to the Third Amended Employment Agreement shall continue in effect in accordance with its terms.

(ii)     The special transaction bonus program memorialized by Exhibit B to the Third Amended Employment Agreement, as amended by that First Amendment to Third Amended and Restated Employment Agreement between Employee and Company dated as of January 31, 2015, shall continue in effect in the form provided in Exhibit A hereto, which supersedes the existing provisions of such program in its entirety effective as of the date hereof (as so modified, the “RockPile/Caliber Program”).

(iii)     The Lock-Up Agreement memorialized by Exhibit C to the Third Amended Employment Agreement shall terminate and be of no further force or effect as of the date first set forth above.

(e)     Special Bonus.  Employee shall be eligible to receive bonuses in addition to the compensation set forth above if, in the determination of the Board, the Company achieves a significant operational or financial milestone in any fiscal year during the Term of Employment.  Any special bonus described in this Section 4(e) shall be deemed earned on the date of payment and shall be paid within 60 days following the fiscal year in which the applicable milestone occurred regardless of whether Employee is then still employed by the Company on the payment date.

(f)     Automobile Allowance.  During the Term of Employment, Employee shall be paid a monthly automobile allowance in the gross amount of $1,500 (the “Automobile Allowance”), payable in bi-weekly installments, subject to applicable withholding.

Section 5.     Employee Benefits

(a)     General.  During the Term of Employment, Employee shall be entitled to participate in health insurance and other benefits made available to other senior executives of the Company.

(b)     Executive Benefits. Without limiting the generality of Section 5(a):

(i)     Life Insurance.  During the Term of Employment, the Company shall purchase and maintain on behalf of Employee and at no cost to Employee, a whole life insurance policy with a death benefit equal to at least $5,000,000.  Employee shall retain the full interest in this policy and shall have the discretion to name its beneficiaries at his discretion.

(ii)     Supplemental Medical Insurance.  During the Term of Employment, Employee shall be entitled to participate in a supplemental executive medical benefit plan at no additional cost to Employee; provided, that in no event shall the total annual benefits provided by any such plan exceed $1,000,000.

(iii)     Long-term Disability.  During the Term of Employment, Employee shall be entitled to participate in long-term disability plans which shall provide for a minimum annual benefit of $510,000.

The Company shall pre-pay on or as soon as practicable and in any event within three days following the Effective Date the applicable premiums for the benefits set forth in this Section 5(b) which are or shall become due during the Term of Employment.

(c)     Vacation, Leave and Time Off.  During each calendar year of the Term of Employment, Employee shall be eligible for twenty-five (25) days paid vacation or leave, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company.

(d)     Indemnification and Directors’ and Officers’ Liability Insurance.  The Company will honor its obligations under that certain Agreement regarding indemnification between Employee and the Company dated March 22, 2016 and shall cause each of its subsidiaries (while a subsidiary) to honor their obligations under any indemnification agreements with respect to Employee, including Triangle USA Petroleum Corporation and RockPile Energy Services, LLC under the certain agreements regarding indemnification between Employee and those entities respectively dated March 25, 2016 and May 3, 2016, as applicable.  The Company shall maintain directors’ and officers’ liability insurance for Employee that is no less favorable than any such insurance provided to any member of the Board or other senior executive of the Company.

Section 6.     Key-Man Insurance

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine.  All premiums payable thereon shall be the obligation of the Company.  Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7.     Reimbursement of Business Expenses

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

Section 8.     Termination of Employment

(a)     General.  The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest occurrence pursuant to Sections 8(b) through 8(h) hereunder.  Except as otherwise provided herein, all payments under this Section 8 shall occur within fifteen (15) days following the termination date.

(b)     Termination Due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)     the Accrued Obligations; and

(ii)     any unpaid STI Award that had become payable on or before the date of employment termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and any STI Award that would have been payable in the absence of Employee’s death or Disability, pro-rated for the period Employee worked prior to his death or Disability, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the first anniversary of the date first set forth above; and

(iii)     irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Share Awards; and

(iv)     the rights to the same compensation and benefits as provided in Section 8(d) below, in lieu of clauses (i) through (iii), if the termination of Employee’s employment is by reason of death or Disability while Employee is traveling on official Company business.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 8(b) or as may be provided for pursuant to the terms of the Stock Option or the RockPile/Caliber Program, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)     Termination by the Company for Cause.

(i)     The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination; provided,  however, that with respect to any  termination for Cause relying on clause (i), (ii) or (iii) of the definition of Cause set forth in Section 1(g) hereof, to the extent such act or acts are curable, Employee shall be given not less than twenty (20) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such twenty (20) day notice period unless Employee has substantially cured such act or acts or failure or failures to act that give rise to Cause during such period. No termination for Cause shall occur prior to Employee being given a reasonable opportunity to be heard before the Board with counsel present if he so elects. Any termination for Cause shall be pursuant to a resolution passed by a majority of the Board and, following a Change of Control, ¾ of the Board of the Company (or its ultimate parent company, if a parent company exists)

(ii)     In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations.  Any Common Share Awards which are not vested as of the date of termination shall be cancelled.  Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c) or as may be provided for pursuant to the Stock Option or the RockPile/Caliber Program, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)     Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause on five (5) business days’ advance written notice.  In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)     the Accrued Obligations; and

(ii)     any unpaid STI Award that had become payable on or before the date of employment termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(iii)     the target STI Award, pro-rated for the period Employee worked prior to such termination (reduced by the Bonus Prepayment), which amount, if any, shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurs; and

(iv)     irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Share Awards; and

(v)     continuation of payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, but commencing on the first payroll date following the date that is sixty (60) days following the termination date, which first payment shall include payments relating to such initial sixty (60) day period;

(vi)     continuation, during the Severance Term, of the health benefits provided to Employee and his covered dependents under the Company’s health plans, it being understood and agreed that the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term; provided,  however, that as a condition of the Company’s providing the continuation of health benefits described herein, the Company may require Employee to elect continuation coverage under COBRA.  Notwithstanding the foregoing, if such health benefits are provided to employees of the Company generally through a self-insured arrangement, and Employee qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Code), (1) such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the self-insured plan less any portion required to be paid by Employee (the “Taxable Cost”), and, as such, Employee’s W-2 shall include the after-tax value of the Taxable Cost for each month during the applicable benefit continuation period, and (2) on the last payroll date of each calendar month during which any health benefits are provided pursuant to this Section 8(d)(vi), Employee shall receive an additional payment, such that, after payment by Employee of all federal, state, local and employment taxes imposed on Employee as a result of the inclusion of the portion of the Taxable Cost in income during such calendar month, Employee retains (or has had paid to the Internal Revenue Service on his behalf) an amount equal to such taxes as Employee is required to pay as a result of the inclusion of the Taxable Cost in income during such calendar month (the “Tax Gross-Up”).  In no event shall the Tax Gross-Up be paid to Employee later than the end of the taxable year following the taxable year in which such taxes are paid.  Furthermore, no continuation of coverage shall be provided except as required by applicable law, to the extent it results in adverse tax consequences to the Company under Section 4980D of the Code; and

(vii) continuation during the Severance Term of the life insurance benefits set forth in Section 5(b)(i) at no cost to the Employee.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d) or as may be provided for pursuant to the Stock Option and RockPile/Caliber Program, Employee shall have no further rights to any compensation or any other benefits under this Agreement

(e)     Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company twenty (20) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason.  During such twenty (20) day notice period, the Company shall have a cure right (if curable), and if not cured within such period,  Employee may terminate his employment with Good Reason during the 30-day period immediately following the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above.  Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e) or as may be provided for pursuant to the Stock Option and RockPile/Caliber Program, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)     Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations, and any Common Share Awards which are not vested as of the date of termination shall be cancelled.  In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f) or as may be provided for pursuant to the Stock Option and RockPile/Caliber Program, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)     Expiration of the Term of Employment.  For the avoidance of doubt, if Employee’s employment shall terminate upon or following the one year anniversary of the date first set forth above, Employee shall be entitled only to the Accrued Obligations and any unpaid STI Award that had become payable on or before the date of employment termination (which amount shall be paid on the sixtieth (60th) day following the termination date), and any Common Share Awards which are not vested as of the date of termination shall be cancelled.  Following such termination of Employee’s employment, except as set forth in this Section 8(g) or as may be provided for pursuant to the Stock Option and RockPile/Caliber Program, Employee shall have no further rights to any compensation or any other benefits under this Agreement.  Notwithstanding the foregoing, if Employee’s termination of employment occurs within sixty (60) days following the expiration of the Term of Employment (other than as a result of a termination by the Company which would have been a termination for Cause had this Agreement remained in effect) and the Company has not offered Employee an employment agreement economically equivalent to the terms of this Agreement (other than the Bonus Prepayment), such termination of employment shall be treated as a termination without Cause under this Agreement and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above.

(h)     Termination Following Change of Control.  If upon a Change of Control, during the one (1) year period following a Change of Control or during the 60-day period prior to the execution of a definitive agreement which would constitute a Change of Control or during any period prior to a Change of Control and following the execution of such definitive agreement (which  has not been terminated), Employee is terminated by the Company without Cause or (y) if upon a Change of Control or during the one (1) year period following a Change of Control, Employee terminates his employment with or without Good Reason, in lieu of the benefits payable pursuant to Sections 9(d) or 9(e) or 9(f) hereof, as applicable, Employee shall be entitled to:

(i)     the Accrued Obligations; and

(ii)     any unpaid STI Award that had become payable on or before the date of employment termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(iii)     the target STI Award, pro-rated for the period Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurs; and

(iv)     a lump-sum cash payment equal to two and one-half (2.5) times Base Salary, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(v)     irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Share Awards; and

(vi)     continuation, during the Change of Control Severance Term, of the health benefits provided to Employee and his covered dependents under the Company’s health plans, subject to the terms and conditions set forth in Section 8(d)(vi) above.

Following such termination of Employee’s employment following a Change of Control, except as set forth in this Section 8(h) or as may be provided pursuant to the Stock Option or RockPile/Caliber Program, Employee shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the foregoing, the cash payment pursuant to clause (iv) above shall only be made in a lump sum if termination of Employee’s employment is upon or following the Change of Control and the Change of Control constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code and all regulations and guidance issued thereunder (“Section 409A of the Code”). Otherwise, the cash payments to be made pursuant to clause (iv) above shall be made as continuation of payment of Base Salary during the Change of Control Severance Term, payable in accordance with the Company’s regular payroll practices, but commencing on the first payroll date following the date that is sixty (60) days following the termination date, which first payment shall include payments relating to such initial sixty (60) day period.

(i)     Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 8 (other than the Accrued Obligations), Employee shall have executed, on or prior to the Release Expiration Date, a general release in favor of the Company Group in the form attached as Exhibit B to this Agreement, provided that the Company may modify the terms of such Exhibit B to comply with the Age Discrimination in Employment Act of 1967 to the extent such modifications become necessary. To the extent that the Company requires execution of such release, the Company shall deliver such release to Employee within five (5) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release prior to the expiration of such five (5) business day period shall constitute a waiver of any requirement to execute such release.

Section 9.     Representations and Warranties of Employee

Employee represents and warrants to the Company that:

(a)     Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)     Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)     in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 10.     Taxes

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law.  Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 11.     Set Off; Mitigation

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of any amounts owed by Employee to the Company or its affiliates.  Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(vi) hereof regarding health benefits, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 12.     Successors and Assigns; No Third-Party Beneficiaries

(a)     The Company.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent; provided,  however, that in the event of the merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, the consent of Employee shall not be required in connection therewith.

(b)     Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c)     No Third-Party Beneficiaries.  Except as otherwise set forth in Section 8(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 13.     Waiver and Amendments

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14.     Severability

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 15.     Governing Law; Arbitration and Jurisdiction

(a)     This Agreement shall be governed by the laws of the State of Colorado.

(b)     Any dispute, controversy or claim between Employee and the Company, including, without limitation, any dispute concerning the construction, validity, interpretation, enforceability or breach of the Agreement, shall be exclusively resolved by binding arbitration upon a party’s submission of the dispute to arbitration; provided, however, that any party may seek an injunction in aid of arbitration from any court of competent jurisdiction.  The arbitration shall be held in Arapahoe County, Colorado and conducted by one arbitrator, in accordance with the rules and procedures of JAMS pursuant to its Employment Arbitration Rules & Procedures.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law. Each party shall bear its own costs, including attorneys’ fees, and share the fees charged by JAMS equally, provided, however that in the event Employee is the prevailing party in a dispute arising on or after a Change of Control, the Company shall be responsible for all fees charged by JAMS and all reasonable attorneys' fees incurred by Employee in such proceeding as awarded by the arbitrator following a hearing on the merits of the dispute.

Section 16.     Notices

(a)     Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)     Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 17.     Section Headings; Mutual Drafting

(a)     The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b)     The parties are sophisticated and have been represented (or have had the opportunity to be represented) by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith.  As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

Section 18.     Entire Agreement

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.  For the avoidance of doubt, this Agreement supersedes and replaces the Third Amended Employment Agreement in its entirety except to the extent otherwise provided in Section 4(d) hereof.

Section 19.     Survival of Operative Sections

Upon any termination of Employee’s employment, this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 20.     Section 409A

The intent of the parties is that payments and benefits under this Agreement (including the exhibits thereto) comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement (including the exhibits thereto) unless Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement (including the exhibits thereto) shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement (including the exhibits thereto)  during the six-month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or death, if earlier).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Employee under this Agreement (including the exhibits thereto) shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Agreement (including the exhibits thereto) may be amended in any respect deemed by the Board or the Compensation Committee to be necessary in order to preserve compliance with Section 409A of the Code.

Section 21.     Section 280G

Notwithstanding anything herein to the contrary, in the event that an independent, nationally recognized, accounting firm or financial advisory firm which shall be designated by the Company with the Employee’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or distribution of any type to or for the Employee’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of the Company or a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether  such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that  it would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and  Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Employee’s taxable income for the tax year in which the  transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Employee in the relevant tax year(s) in which any of the Total Payments is expected to be made than if the Employee  received all of the Total Payments. If the Accounting Firm determines that the Employee would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Employee shall retain all of the Total Payments.  If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards.  In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code (as defined below), awards instead shall be selected in the reverse order of the date of grant.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.   The Employee and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations, hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Employee and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 21 shall be binding on you and the Company and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the later of your date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code.  The Company shall bear all costs, fees and expenses of the Accounting Firm.

To the extent requested by the Employee, the Company shall cooperate with the Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by the Employee (including your agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations  in accordance with Q&A-5(a) of such final regulations.

If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that your Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 21, you and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 21.

Section 22.     Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

/s/ Dominic Spencer
TRIANGLE PETROLEUM CORPORATION
/s/ Dominic Spencer
By: Dominic Spencer
Title: Chief Operating Officer

EMPLOYEE
/s/ Jonathan Samuels
Jonathan Samuels

EXHIBIT A: ROCKPILE/CALIBER PROGRAM

Section 1.  Certain Defined Terms.

For purposes of this Exhibit A, the terms listed below shall have the following meanings:

“Caliber” means Triangle Caliber Holdings, LLC, a Delaware limited liability company.

“Caliber Applicable Percentage” means 5%.

“Caliber Liquidity Event” means each Liquidity Event with respect to Caliber.

“Caliber Net Proceeds” means, (a) upon a Caliber Liquidity Event other than a Change in Control, (i) the Caliber Pre-Tax Proceeds plus (ii) the aggregate amount of any dividends, distributions or any payment received by the Company or a TPC Affiliate from and after the date hereof, in each case,  with respect to its interest in Caliber (other than any such dividend, distribution or payment that is treated as a return of capital invested in Caliber) less (iii) any dividends, distributions or other payments previously paid to the Employee in respect of the Caliber Incentive Award before or upon the occurrence of a Caliber Liquidity Event (which, for the avoidance of doubt, remain subject to the express approval of the Company’s board of directors) less (iv) all capital invested in Caliber by the Company and any TPC Affiliate prior to such Liquidity Event that remains unreturned as of the consummation of such Caliber Liquidity Event less  (v) all direct transaction expenses (excluding, for the avoidance of doubt, any amounts payable as compensation to employees of the Company or any TPC Affiliate including the bonus program described in this Exhibit A) incurred by the Company or a TPC Affiliate in connection with such Caliber Liquidity Event, to the extent not already excluded from Caliber Pre-Tax Proceeds and (b) upon a Caliber Liquidity Event that is a Change in Control, (i) the portion of the Change in Control Price that is allocated to Caliber in accordance with Section 4 less (ii) any dividends, distributions or other payments previously paid to the Employee in respect of the Caliber Incentive Award before or upon the occurrence of a Caliber Liquidity Event (which, for the avoidance of doubt, remain subject to the express approval of the Company’s board of directors).

“Caliber Pre-Tax Proceeds” means the gross cash proceeds and the fair market value of any property payable to the Company and all TPC Affiliates in connection with a Caliber Liquidity Event (including any earnout or other delayed amounts paid with respect to a Caliber Liquidity Event) determined, for the avoidance of doubt, without regard to any taxes due by the Company or any TPC Affiliate in connection with such Caliber Liquidity Event; provided that in the case of a Liquidity Event involving only a portion of Caliber, the Pre-Tax Proceeds will be determined based upon the implied total enterprise value of Caliber.

“Change in Control” has the meaning set forth in the Triangle Petroleum Corporation Amended and Restated 2011 Omnibus Incentive Plan, as in effect on the date hereof; provided that for purposes of this Exhibit A, “30%” in clauses (i) and (iii)(B) of the definition of “Change in Control” shall be replaced by “50%”.

“Change in Control Price” means (a) (i) the fair market value of the aggregate consideration received by the Company and/or all shareholders of the Company, as applicable, in connection with the consummation of a Change in Control or (ii) if no consideration is received upon the consummation of a Change in Control, the gross fair market value of all of the issued and outstanding shares of the Company as of the date upon which such Change in Control occurred plus (b) the aggregate amount of any dividends, distributions or any payment received the shareholders of the Company prior to the consummation of the Change in Control less (c) all capital invested in Caliber and RockPile by the

Company and any TPC Affiliate prior to such Change in Control that remains unreturned as of the consummation of such Change in Control.

“Company Stock” has the meaning set forth in the Triangle Petroleum Corporation Amended and Restated 2011 Omnibus Incentive Plan, as in effect on the date hereof.

“Employment Agreement” means the Agreement of which this Exhibit A forms a part.

“Fair Market Value” has the meaning set forth in the Triangle Petroleum Corporation Amended and Restated 2011 Omnibus Incentive Plan, as in effect on the date hereof.

“Liquidity Event” means one or more and each of (a) the consummation of any transaction or series of transactions following which the Company (together with any TPC Affiliate) ceases to control at least 50% of the voting or economic interests in Caliber or RockPile, respectively, (b) a liquidation or sale or other disposition of substantially all of the assets of Caliber or RockPile, respectively, to any Person other than a TPC Affiliate, (c) any registered initial public offering involving any material business carried on Caliber or RockPile, respectively, (d) a Change in Control or (e) any extraordinary dividend paid to the Company or a TPC Affiliate with respect to its interest in  RockPile or Caliber, respectively.

“Person” has the meaning set forth in the Triangle Petroleum Corporation Amended and Restated 2011 Omnibus Incentive Plan, as in effect on the date hereof.

“RockPile” means RockPile Energy Services LLC, a Delaware limited liability company.

“RockPile Applicable Percentage” means 3.5%.

“RockPile Liquidity Event” means each Liquidity Event with respect to RockPile.

“RockPile Net Proceeds” means, (a) upon a RockPile Liquidity Event other than a Change in Control, (i) the RockPile Pre-Tax Proceeds plus (ii) the aggregate amount of any dividends, distributions or any payment received by the Company or a TPC Affiliate from and after the date hereof, in each case, with respect to its interest in RockPile (other than any such dividend, distribution or payment that is treated as a return of capital invested in RockPile) less (iii) any dividends, distributions or other payments previously paid to the Employee in respect of the RockPile Incentive Award before or upon the occurrence of a RockPile Liquidity Event (which, for the avoidance of doubt, remain subject to the express approval of the Company’s board of directors) less (iv) all capital invested in RockPile by the Company and any TPC Affiliate prior to such Liquidity Event that remains unreturned as of the consummation of such RockPile Liquidity Event less (v) all direct transaction expenses (excluding, for the avoidance of doubt, any amounts payable as compensation to employees of the Company or any TPC Affiliate including the bonus program described in this Exhibit A) incurred by the Company or a TPC Affiliate in connection with such RockPile Liquidity Event, to the extent not already excluded from RockPile Pre-Tax Proceeds and (b) upon a RockPile Liquidity Event that is a Change in Control, (i) the portion of the Change in Control Price that is allocated to RockPile in accordance with Section 4 less (ii) any dividends, distributions or other payments previously paid to the Employee in respect of the RockPile Incentive Award before or upon the occurrence of a RockPile Liquidity Event (which, for the avoidance of doubt, remain subject to the express approval of the Company’s board of directors).

“RockPile Pre-Tax Proceeds” means the gross cash proceeds and the fair market value of any property payable to the Company and all TPC Affiliates in connection with a RockPile Liquidity Event (including any earnout or other delayed amounts paid with respect to the RockPile Liquidity Event) determined, for the avoidance of doubt, without regard to any taxes due by the Company or any TPC Affiliate in connection with such RockPile Liquidity Event; provided that in the case of a Liquidity Event involving only a portion of RockPile, the Pre-Tax Proceeds will be determined based upon the implied total enterprise value of RockPile.

“TPC Affiliate” means any wholly-owned subsidiary of the Company.

Section 2.  Grant of Caliber Incentive Award and RockPile Incentive Award.

(a)  Employee is hereby granted, in accordance with the terms hereunder, the “Caliber Incentive Award” and the “RockPile Incentive Award”.

(i)  The Caliber Incentive Award represents the right to receive, upon the occurrence of a Caliber Liquidity Event, an amount in cash equal to: (A) the Caliber Applicable Percentage multiplied by (B) the Caliber Net Proceeds and further multiplied by (C) the cumulative percentage of the Caliber Incentive Award that has vested in accordance with Section 3.

(ii)  The RockPile Incentive Award represents the right to receive, upon the occurrence of a RockPile Liquidity Event, an amount in cash equal to: (A) the RockPile Applicable Percentage multiplied by (B) the RockPile Net Proceeds and further multiplied by (C) the cumulative percentage of the RockPile Incentive Award that has vested in accordance with Section 3.

(b)  All amounts paid or retained hereunder shall be net of all applicable tax withholding and such applicable withholding shall be timely submitted to the proper governmental authority.

Section 3.  Vesting of Caliber Incentive Award and RockPile Incentive Award.

(a)  The Caliber Incentive Award and RockPile Incentive Award shall vest and become nonforfeitable, subject to Employee’s continuous employment with the Company or one of its affiliates through the applicable date, in accordance with the following schedule:

Date	Cumulative Percentage Vested
Prior to July 4, 2014	0%
July 4, 2014	33.33%
July 4, 2015	66.67%
July 4, 2016	100%

(b)  Notwithstanding the foregoing, (i) both the Caliber Incentive Award and RockPile Incentive Award will become 100% vested upon (w) Employee’s termination due to death or Disability pursuant to Section 8(b) of the Employment Agreement, (x) Employee’s termination without Cause pursuant to Section 8(d) of the Employment Agreement, (y) Employee’s resignation with Good Reason pursuant to Section 8(e) of the Employment Agreement or (z) Employee’s termination due to non-renewal of the Term of Employment by the Company pursuant to Section 8(e) of the Employment Agreement, (ii) the Caliber Incentive Award will become 100% vested upon the occurrence of a Caliber Liquidity Event during the period of Employee’s employment with the Company and its affiliates and (iii) the RockPile Incentive Award will become 100% vested upon the occurrence of a RockPile Liquidity Event during the period of Employee’s employment with the Company and its affiliates.  If Employee’s employment with the Company and its affiliates terminates for any reason other than as described in the immediately preceding sentence, Employee shall forfeit any rights to the portion of the Caliber Incentive Award or RockPile Incentive Award that has not vested as of the date of such termination.

(c)  Whether or not vested, the Caliber Incentive Award and RockPile Incentive Award will not become payable unless and until a Caliber Liquidity Event or RockPile Liquidity Event, respectively, occurs.

Section 4.  Change in Control of the Company.

A Change in Control will constitute both a Caliber Liquidity Event and RockPile Liquidity Event.  For purposes of determining the Caliber Net Proceeds and RockPile Net Proceeds in connection with such Change in Control, the Board shall equitably allocate the portion of the Change in Control Price attributable to Caliber and RockPile, respectively, between Caliber and RockPile based on its reasonable determination of the relative values of Caliber and RockPile.  No later than 10 days prior to the consummation of such Change in Control, the Board shall notify Employee in writing its determination of the Caliber Net Proceeds and RockPile Net Proceeds.  Notwithstanding the foregoing, Employee shall have 10 days in which to notify the Board of any dispute regarding its allocation of the Change in Control Price to the Caliber Net Proceeds and RockPile net proceeds, following which Employee and the Board shall negotiate in good faith to resolve such dispute.  In the event of a dispute pursuant to this Section 4 that is not resolved within 30 days following a Change in Control, the parties will select a qualified appraiser of regional standing to determine the proper allocation or, if they cannot agree upon such appraiser, such appraiser will be chosen by the American Arbitration Association in Denver, Colorado upon the application of either party. The final determination of such appraiser will be binding upon the parties. The Company will bear 100% of the cost of such appraiser.

Section 5.  Adjustment and Payment of Caliber Incentive Award and RockPile Incentive Award.

(a)  Within 60 days following the occurrence of a Caliber Liquidity Event or RockPile Liquidity Event or the payment of any earnout or other delayed payment amount relating to the Caliber Liquidity Event or RockPile Liquidity Event, the Caliber Incentive Award amount,  RockPile Incentive Award amount or any additional amounts payable in connection with receipt of an earnout or other delayed payment relating to a Caliber Liquidity Event or RockPile Liquidity Event, as applicable, will be paid to Employee in a lump sum in cash.

(b)  For the avoidance of doubt, it is intended that the amounts payable with respect to the Caliber Incentive Award and RockPile Incentive Award satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that such comply, and the payments pursuant to this Exhibit A be interpreted to the greatest extent possible as consistent with Treasury Regulations Section 1.409A-3(e) — that is as “earnings.”

Section 6.  Survival of Program.

Unless earlier forfeited pursuant to Section 3(b), Employee’s rights with respect to the Caliber Incentive Award and RockPile Incentive Award pursuant to this Exhibit A shall survive until the full payment of both the Caliber Incentive Award and RockPile Incentive Award.

EXHIBIT B: FORM OF RELEASE OF CLAIMS

    This general release of claims (“the Release”) by and between Jonathan Samuels (“Employee”) and Triangle Petroleum Corporation (the “Company”) is provided to Employee this ___ day of ________.

    Section 1.     Consideration

In consideration for Employee signing the Release, and complying and fulfilling the terms, the Company agrees to pay the amounts and provide the benefits described in Section 8 of the Fourth Amended and Restated Employment Agreement dated May 4, 2016, by and among Employee, the Company, and, solely for purposes of Section 23 thereof, Triangle USA Petroleum Corporation, a Colorado corporation, which is incorporated by reference herein (the “Employment Agreement”). Employee understands and agrees that Employee would not receive any of the payments or benefits specified in Section 8 of the Employment Agreement,  except for his execution of the Release and the fulfillment of the promises contained herein.

    Section 2.     Release

Employee, including on behalf of Employee’s heirs, successors, and assigns, hereby knowingly and voluntarily releases and forever discharges the Company, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, contingent or absolute, disclosed or undisclosed, material or immaterial which the Employee has or may have against Releasees  through the date of execution of this Agreement related in any way to his employment with the Company or termination of employment, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of The Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Workers Adjustment Retraining Notification Act, the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008, the Fair Credit Reporting Act, the Equal Pay Act, the Rehabilitation Act of 1973, the Uniform Services Employment and Reemployment Rights Act, the National Labor Relations Act, the Colorado Anti-discrimination Act, the Colorado Minimum Wage Order, the Colorado Labor Relations Act, the Colorado Labor Peace Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs or arising out of any agreement, promise, arrangement or commitment.  Notwithstanding the foregoing, nothing in the Release waives or releases Employee’s rights or claims (i) which cannot lawfully be released, including with respect to any vested pension rights, (ii) under Section 8 of the Employment Agreement, (iii) with respect to any other vested and accrued benefits, (iv) under the terms of any equity plans of the Company, (v) under any indemnification or similar agreement with the Company or any of its affiliates or any directors’ and officers’ liability insurance policy, or (vi) under this Release .

    Section 3.     Company Release

The Company, on behalf of itself and its subsidiaries and affiliates, hereby knowingly and voluntarily releases and forever discharges Employee of and from any and all claims the Company or its subsidiaries or affiliates has or may have against Employee relating to Employee’s employment or termination of employment through the date of execution of this Agreement, provided, that the Company knew or reasonably should have known of such claims.

    Section  4.     Severability

Should any provision or part of any provision of the Release be declared illegal, unenforceable, or ineffective in any legal forum, that provision or part of that provision shall immediately become null and void, but the rest of the Release will remain in full force and effect.

    Section 5.     Governing Law and Jurisdiction

The Release shall be governed by the laws of the State of Colorado, and any dispute hereunder shall be governed by the dispute resolution provisions of the Employment Agreement.

    Section 6.     Remedies

In the event of a breach or threatened breach by Employee of any of the provisions of the Release, Employee agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

    Section 7.     Notices

(a)     Every notice or other communication relating to the Release shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)     Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

    Section 8.     Successors and Assigns

The rights and obligations of the Release shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business.  Employee’s rights and obligations under this Agreement may not be assigned by Employee, other than by the laws of descent and distribution.

    Section 9.     Amendment

The Release may not be modified, altered or changed except in writing and signed by both Employee and the Company.

    Section 10.     Entire Agreement

The Release sets forth the entire agreement between Executive and the Company with’ respect to the subject matter hereof and supersedes and replaces any and all prior agreements or understandings between Employee and the Company other than any obligations not to disclose confidential information, and, if applicable, non-solicitation agreement, non-competition agreement, or any other similar covenant or agreement.  Except for the terms set forth in the Release, Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of the Release.

    Section 11.     Acknowledgement

Employee certifies and acknowledges Employee has read the Release, and understands its terms and effects.  Employee has signed the Release voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and sufficient to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled.  Employee has been and is advised in writing to consult with an attorney prior to signing the Release and Employee has, in fact, consulted with an attorney prior to signing the Release.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TRIANGLE PETROLEUM CORPORATION

By:
Title:

EMPLOYEE

Jonathan Samuels